UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒    Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

TE CONNECTIVITY LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒    No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS
FOR THE SPECIAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 12, 2024

This supplement, dated May 16, 2024 (this “supplement”) amends and supplements the proxy statement of TE Connectivity Ltd. (“Swiss TEL”) and prospectus of TE Connectivity plc, dated April 24, 2024 (the “proxy statement/prospectus”), mailed to Swiss TEL shareholders in connection with the solicitation of proxies by the Board of Directors of Swiss TEL for use at the Special General Meeting of shareholders of Swiss TEL to be held on June 12, 2024 (the “Special General Meeting”). This supplement is being filed with the Securities and Exchange Commission and is being made available to shareholders on May 16, 2024.

This supplement is being filed to notify shareholders that the New York Stock Exchange (the “NYSE”) has informed Swiss TEL that the Reserves Proposal (as defined in the proxy statement/prospectus) has been deemed to be a “routine” matter under NYSE rules. The “routine” designation permits brokers, banks, or other nominees (collectively referred to as a “Broker”) to exercise discretionary voting authority with respect to such proposal. Accordingly, if you do not instruct your Broker on how to vote your shares on the Reserves Proposal, your Broker will be permitted to vote your shares in its discretion on the Reserves Proposal, and there will not be any “broker non-votes” on the Reserves Proposal. A broker non-vote occurs when a Broker holding Swiss TEL common shares for a beneficial owner does not vote on a particular agenda item because the Broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Further, the Merger Agreement Proposal (as defined in the proxy statement/prospectus) remains a “non-routine” matter under NYSE rules. If you do not instruct your Broker on how to vote your shares on the Merger Agreement Proposal, your Broker will not be permitted to vote your shares in its discretion on such proposal and it will have the effect of an “AGAINST” vote on the Merger Agreement Proposal.

You do not have to take any action if you have previously voted your shares and do not wish to change your vote. If you have already voted or given your proxy and wish to change your vote, you should follow the procedures described in the proxy statement/prospectus.

The proxy statement/prospectus contains important information regarding the Special General Meeting and shareholder participation. We encourage you to read this supplement together with the proxy statement/prospectus. Whether or not you plan to attend the Special General Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy statement/prospectus.